UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2022

SCHNITZER STEEL INDUSTRIES, INC.

(Exact name of Registrant as Specified in Its Charter)

Oregon	000-22496	93-0341923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

299 SW CLAY ST Suite 350
PORTLAND, Oregon		97201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 503 224-9900

NO CHANGE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $1.00 par value	SCHN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 22, 2022, Schnitzer Steel Industries, Inc. (the “Company”) and certain of its subsidiaries entered into the Third Amendment (the “Third Amendment”) to its Third Amended and Restated Credit Agreement, dated as of April 6, 2016, by and among the Company, as the US Borrower, Schnitzer Steel Canada Ltd., as the Canadian borrower, Bank of America, N.A., as administrative agent and the other lenders party thereto (as amended by the First Amendment to the Third Amended and Restated Credit Agreement, dated as of August 24, 2018, and as amended by the Second Amendment to the Third Amended and Restated Credit Agreement, dated as of June 30, 2020, the “Existing Credit Agreement”). The Existing Credit Agreement, as amended pursuant to the Third Amendment, is referred to herein as the “Amended Credit Agreement”.

Among other things, the Third Amendment provides for an increase in the aggregate commitments for US dollar loans from $700 million to $800 million and extends the maturity date of the borrowings under the Amended Credit Agreement to August 2027. The aggregate commitments for Canadian dollar loans under the Amended Credit Agreement remains at C$15 million. The Company had approximately $290 million in borrowings outstanding under the Existing Credit Agreement as of August 19, 2022.

The Third Amendment also provides for more favorable pricing and lower commitment fees as compared to the Existing Credit Agreement. Interest on outstanding indebtedness under the Amended Credit Agreement is based, at the Company’s option, on either (i) Term SOFR (or the CDOR Rate for C$ loans) plus a spread of between 1.25% and 2.00%, with the amount of the spread based on a pricing grid tied to the Company’s consolidated net funded debt to EBITDA ratio, or (ii) the greater of the prime rate, the federal funds rate plus 0.50% or the daily rate equal to Term SOFR plus 1.00%, in each case, plus a spread of between 0.25% and 1.00% based on a pricing grid tied to the Company’s consolidated net funded debt to EBITDA ratio. In addition, commitment fees are payable on the unused portion of the credit facilities at rates between 0.175% and 0.300% based on a pricing grid tied to the Company’s consolidated net funded debt to EBITDA ratio.

The Company, in consultation with a sustainability coordinator, may establish one or more key performance indicators (“KPIs”) to measure its performance with respect to certain of the Company’s environmental, social and governance targets. Subject to the terms and conditions of the Amended Credit Agreement, the Company may amend the Amended Credit Agreement to implement adjustments to (i) the pricing spread and (ii) the commitment fee rate. Such adjustments would be tied to the Company’s performance against the KPIs and would allow for (i) the pricing spread to be increased or decreased by no more than (a) 0.025% per KPI and (b) 0.05% for all KPIs, and (ii) the commitment fee rate to be increased or decreased by no more than 0.005% for all KPIs. The adjustments shall be determined on an annual basis and shall not be cumulative.

The Amended Credit Agreement contains substantially the same affirmative and negative covenants as those of the Existing Credit Facility, except that restrictions on investments and restrictions on restricted payments were amended to increase applicable limits.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended Credit Agreement, which is filed hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
10.1

Third Amendment, dated as of August 22, 2022, to Third Amended and Restated Credit Agreement dated as of April 6, 2016 by and among Schnitzer Steel Industries, Inc., as the US Borrower, Schnitzer Steel Canada Ltd., as the Canadian Borrower, Bank of America, N.A., as Administrative Agent, and the other Lenders party thereto.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC.
(Registrant)
Date:	August 23, 2022	/s/ Richard D. Peach
Executive Vice President, Chief Financial Officer and Chief Strategy Officer